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                                                                 Exhibit (a)(2)

                          [Net2Phone, Inc. Letterhead]


                                                              January 22, 2002

Dear Option Holder:


         As you are aware, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. Our Board of Directors is concerned that these options are not creating a meaningful long-term performance incentive for our employees and option holders. Accordingly, I am pleased to inform you that the Board of Directors has approved a voluntary stock option repricing program. Under the program, you will have the opportunity to reprice all of your eligible outstanding stock options that were granted under the 1999 Amended and Restated Stock Option and Incentive Plan on or before December 18, 2002. Your options eligible for repricing and the new exercise price for such options are listed on the enclosed Election Form.

         Please note that the repricing program provides that the vesting date of all options currently vested or scheduled to vest prior to June 1, 2002 shall be deferred until June 1, 2002. You may only agree to a repricing for all or none of your eligible outstanding stock options, which are identified on the Election Form you recieved from Net2Phone. We urge you to carefully review the additional terms and conditions described in the enclosed "Offer to Reprice Options Under Net2phone, Inc.'s 1999 Amended and Restated Stock Option and Incentive Plan" (which, as amended from time to time, constitutes the "Offer").

         If you wish to participate in the repricing program, you must complete and sign the enclosed Election Form in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102, Attn: Susan Burman (facsimile number: (973-412-3800).

         Any questions, requests for assistance or additional copies of any documents referred to in the Offer to Reprice may be directed to Susan Burman at Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102 (telephone: (973) 412-3881).


                                   Sincerely,
                                   Net2Phone, Inc.


                                   /s/ Stephen M. Greenberg
                                       --------------------------------------
                                       Stephen M. Greenberg
                                       Chief Executive Officer


Encls.